VALHI REPORTS SECOND QUARTER RESULTS


     DALLAS, TEXAS . . . July 25, 1996. . . Valhi, Inc. (NYSE: VHI) reported net income of $8.8 million, or $.08 per share, for the second quarter of 1996 compared to net income of $17.4 million, or $.15 per share, in the second quarter of 1995. For the first six months of 1996, net income of $3.1 million, or $.03 per share, includes a first quarter after-tax charge of approximately $15 million to close Medite's New Mexico medium density fiberboard ("MDF") plant. Net income was $29.8 million, or $.26 per share, in the first half of 1995.

     Chemicals earnings at 55%-owned NL Industries declined in 1996 from the year-ago periods due to lower selling prices and lower production volumes of titanium dioxide pigments ("TiO2"). Average TiO2 selling prices for the second quarter of 1996 were 7% lower than the second quarter of 1995 and 6% lower than the first quarter of this year. Selling prices at the end of the second quarter of 1996 were 2% lower than the average for the quarter. Second quarter TiO2 sales volumes increased 4% compared with the second quarter of 1995 due to improved U.S. sales volumes. Based on the current TiO2 industry outlook, the Company expects its earnings for the third and fourth quarters of 1996 will be significantly lower than the second quarter.

     Average sugar selling prices for the second quarter of 1996 were up 5% compared to the 1995 second quarter and were up 3% for the six-month period of 1996. Sales volumes were down 4% year-to-date, reflecting a smaller crop, and second quarter 1996 volume was down 19% from last year, also reflecting the
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relative timing of sales within the crop years.  Refined sugar earnings comparisons were also adversely impacted in 1996 by relative LIFO inventory changes, with such LIFO adjustments reducing operating income for the second quarter by approximately $4 million ($7 million year-to-date) compared to last year.

     Building products results were adversely affected by Medite's first quarter plant closure charge and MDF selling prices 18% below levels of the first half of last year. Second quarter 1996 MDF prices approximated those of the first quarter of this year. In other operations, fast food earnings improved with hardware products earnings down slightly.

     Net corporate expenses in the second quarter of 1996 includes a $2.8 million gain related to the settlement of certain litigation of which NL was a plaintiff. Minority interest in the 1996 periods consists principally of NL dividends paid to stockholders other than Valhi.

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, future supply and demand for the Company's products (including cyclicality thereof), general economic conditions, changes in government regulations, competitive products and substitute products, customer and competitor strategies, the impact of pricing and production decisions, environmental matters, the ultimate resolution of pending litigation and any possible future litigation and other risks and uncertainties detailed in the Company's SEC filings.

     Valhi, Inc. is a major producer of TiO2, refined sugar, building products and other products.

                                  * * * * *


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                         VALHI, INC. AND SUBSIDIARIES

                            SUMMARY OF OPERATIONS

                                 (Unaudited)

                   (In millions, except earnings per share)

























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
                                                        THREE MONTHS ENDED              SIX MONTHS ENDED
                                                             JUNE 30,                       JUNE 30,

                                                        1995           1996           1995            1996

NET SALES
  Chemicals                                             $283.4          $263.2        $534.3           $503.6
  Refined sugar                                          132.6           108.5         243.8            235.6
  Building products                                       49.4            48.1         108.0             94.6
  Other                                                   48.1            51.0          95.0             99.8


                                                        $513.5          $470.8        $981.1           $933.6



OPERATING INCOME
  Chemicals                                             $ 52.1          $ 30.8        $ 89.0           $ 67.4
  Refined sugar                                            6.3             3.9          12.7             12.6
  Building products                                        8.3             5.6          18.6            (16.9)
  Other                                                    6.9             7.4          13.5             13.4


  TOTAL OPERATING INCOME                                  73.6            47.7         133.8             76.5
Equity in Waste Control Specialists                        -              (1.3)          -               (2.4)
General corporate items, net                              (6.9)            (.3)        (10.4)            (4.4)
Interest expense                                         (32.4)          (28.8)        (65.2)           (59.0)


    Income before income taxes                            34.3            17.3          58.2             10.7
Income taxes                                              16.7             6.2          27.9              3.0

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Minority interest                                           .2             2.3            .5              4.6


    NET INCOME                                          $ 17.4          $  8.8        $ 29.8           $  3.1




NET INCOME PER COMMON SHARE                               $.15            $.08         $.26             $.03



WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING                                                             114.6                          114.6

                                                         114.4                         114.4


















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